Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Willis Lease Finance Corporation:

Under date of March 18, 2005, we reported on the consolidated balance sheets of Willis Lease Finance Corporation and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004, which are included in the Form 10-K.  In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule II, Valuation Accounts, in Form 10-K.  This financial statement schedule is the responsibility of the Company's management.  Our responsibility is to express an opinion on this financial statement schedule based on our audits.  In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the incorporation by reference in the registration statements (No. 333-15343, 333-48258, 333-63830, and 333-109140) on Form S-8 of Willis Lease Finance Corporation of our report dated March 18, 2005, with respect to the consolidated balance sheets of Willis Lease Finance Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004, annual report on Form 10-K of Willis Lease Finance Corporation.

KPMG LLP

San Francisco, California

March 18, 2005